Exhibit 6

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

PRICING NOTICE

Date:	November 20, 2024

To:	AA Gables, LLC Midland International Air & Space Port 2901 Enterprise Lane Midland, Texas 79706 Attn: Abel Avellan Email: aavellan@ast-science.com

From:	Citibank, N.A. 388 Greenwich Street New York, NY 10013 Attn: Equity Derivatives

The purpose of this Pricing Notice is to confirm the terms and conditions of the Transaction entered into between Citibank, N.A. (“Citibank”) and AA Gables, LLC (“Counterparty”) on the Trade Date specified below. This Pricing Notice is a binding contract between Citibank and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1. This Pricing Notice supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of November 20, 2024 between Citibank and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Pricing Notice, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2. The terms of the Transaction to which this Pricing Notice relates are as follows:

Trade Date:	November 20, 2024
Hedge Completion Date:	November 20, 2024
Prepayment Amount:	USD 42,009,000.00
Prepayment Date	November 21, 2024
Initial Share Price:	USD [***]
Forward Floor Price:	USD 18.24
Forward Cap Price:	USD 34.20
Final Disruption Date:	February 2, 2026

For each Component of the Transaction, the Number of Shares and the Scheduled Valuation Date are as set forth below.

Component Number	Number of Shares	Scheduled Valuation Date
1	625,000	January 15, 2026
2	625,000	January 16, 2026
3	625,000	January 20, 2026
4	625,000	January 21, 2026

Counterparty hereby agrees (a) to check this Pricing Notice carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Pricing Notice relates by signing this Pricing Notice and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely,

CITIBANK, N.A.

By:	/s/ Eric Natelson
Authorized Representative
Eric Natelson

Acknowledged and Confirmed as of the date first above written:

AA GABLES, LLC

By:	Abel Avellan, its managing member

By:	/s/ Abel Avellan
Name:	Abel Avellan
Title:	Managing Member

[Signature Page to Pricing Notice]

2